Exhibit 4(a)(d)(d)

AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT TERMINATING THE GUARANTEED MINIMUM INCOME BENEFIT AND GUARANTEED MINIMUM DEATH BENEFIT(S)

This Endorsement is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and ‘‘us’’ mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner. Capitalized terms in this Endorsement have the meaning given in the Contract. The term “Contract” as used in this Endorsement applies either to a Contract or Certificate.

DEFINITIONS

(1) The “Offer Amount” is the amount that is calculated on the Offer Valuation Date and added to your Annuity Account Value on the Offer Transaction Date.

(2) The “Offer Transaction Date” is:

(a) the Business Day we receive your acceptance of the offer and all information necessary to process your acceptance in good order; or

(b) the Business Day immediately following the Business Day we receive your completed and signed acceptance if the Business Day we receive your acceptance falls on:

(i) the day we process any financial transaction including any applicable reset of your Guaranteed Minimum Income Benefit Benefit Base or Guaranteed Minimum Death Benefit Benefit Base; or

(ii) your Contract Date Anniversary Date.

(3) The “Offer Valuation Date” is the Business Day preceding the Offer Transaction Date.

(4) The “Rider” or “Riders” are each and together the Guaranteed Minimum Income Benefit Rider, the “Annual Ratchet” or “Greater of” Guaranteed Minimum Death Benefit Rider and, if applicable, any Earnings Enhancement Benefit Rider (also known as Protection Plus in certain contracts).

(5) The “Rider Benefits” are the Guaranteed Minimum Income Benefit, the “Annual Ratchet” or “Greater of” Guaranteed Minimum Death Benefit and, if applicable, any Earnings Enhancement Benefit (also known as the Protection Plus Rider in certain contracts).

TERMINATION OF YOUR RIDERS

This Endorsement is issued in connection with your acceptance of an offer to increase your Contract’s Annuity Account Value by an Offer Amount in return for terminating any and all Riders. The Riders listed on the Data Pages are hereby terminated without value. In addition, any reference in Contract Section [6.02] to a Guaranteed Minimum Death Benefit, as well as any reference to a Guaranteed Minimum Death Benefit on the cover page of your Contract, are hereby terminated and replaced with the following: “The Amount of the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.”

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Your Offer Amount is added to your Annuity Account Value on the Offer Transaction Date and is allocated among your Investment Options in accordance with the allocation election in effect on the Offer Transaction Date. We add the Offer Amount as an incremental earning in the Contract and not as a Contribution.

[Applicable to Series 07 only] [The Investment Options restriction described in your Guaranteed Minimum Income Benefit Rider will no longer apply on the Offer Transaction Date.]

The Charge for each Rider will be calculated as of the Offer Valuation Date and terminate as of the Offer Transaction Date. Past Rider Charges will not be refunded. The Rider charges are deducted on a pro-rata basis on the Offer Transaction Date; other Contract charges will remain unchanged.

However, if we receive a request for a surrender or partial withdrawal from your Contract in writing using the required withdrawal form no later than [30] days after the expiration date of your offer, Withdrawal Charges on the Transaction Date of your surrender or partial withdrawal, whichever is applicable, will not apply. If you take a partial withdrawal from your Contract no later than [30] days after the expiration date of your offer, the withdrawal amount will reduce the Contributions that are used to determine any future Withdrawal Charge.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]

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